                                                                      EXHIBIT 12

                       BELLSOUTH TELECOMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              Millions of Dollars

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
                                Three Months
                                    Ended
                                  March 31,    For the Year Ended December 31,
                                ------------- ----------------------------------
                                 1999   1998   1998   1997   1996   1995   1994
                                ------ ------ ------ ------ ------ ------ ------
1. Earnings
(a) Income from continuing
     operations before
     deductions for taxes and
     interest.................  $1,222 $1,225 $4,625 $4,229 $3,727 $2,808 $3,606
(b) Portion of rental expense
     representative of
     interest factor..........      10     10     34     45     60     62     80
                                ------ ------ ------ ------ ------ ------ ------
  Total.......................  $1,232 $1,235 $4,659 $4,274 $3,787 $2,870 $3,686
                                ====== ====== ====== ====== ====== ====== ======
2. Fixed charges
(a) Interest..................  $  140 $  137 $  571 $  550 $  569 $  594 $  569
(b) Portion of rental expense
     representative of
     interest factor..........      10     10     34     45     60     62     80
                                ------ ------ ------ ------ ------ ------ ------
  Total.......................  $  150 $  147 $  605 $  595 $  629 $  656 $  649
                                ====== ====== ====== ====== ====== ====== ======
Ratio (1 divided by 2)........    8.21   8.40   7.70   7.18   6.02   4.38   5.68
                                ====== ====== ====== ====== ====== ====== ======
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